Investor Contact: Larry P. Kromidas

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  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES EXPIRATION OF EXCHANGE OFFER

CLAYTON, MO, February 28, 2007 - Olin Corporation (NYSE: OLN) announced today the expiration of its offer to exchange up to $124,983,000 aggregate principal amount of new 6.75% Senior Notes due 2016 ("new notes") for a like principal amount of its outstanding 6.75% Senior Notes due 2016 ("old notes") (the "Exchange Offer"). The Exchange Offer, which commenced January 11, 2007, expired at 5 p.m., New York City time, on February 28, 2007 (the "Expiration Date").

As of the Expiration Date, the principal amount of old notes tendered for exchange and not validly withdrawn was $124,983,000. Olin Corporation will accept all of the old notes validly tendered and not validly withdrawn as set forth above. Settlement of the Exchange Offer is expected to occur on or about March 5, 2007. Upon settlement of the Exchange Offer, Olin Corporation will issue the new notes in the aggregate principal amount of the old notes accepted for exchange.

This announcement is not an offer to exchange or a solicitation of an offer to exchange with respect to any old notes, nor is this an offer to buy any new notes in any state in which such offer, solicitation or sale would be unlawful.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Metals, and Winchester. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel and aluminum strip. Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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